Exhibit 10.40
501 West Hwy. 212, P.O. Box 159
Granite Falls, MN 56241
320-564-3324
320-564-3278 fax
FAGEN INC.
December 28, 2007
Sam Cogdill
Amaizing Energy Holding Company, LLC
2404 West Highway 30
Denison, IA 51442
     Re: Extension of Notice to Proceed Date
Dear Sam:
     This letter amendment (“Letter Amendment”), when signed by you in the space set forth below, will confirm the agreement between Amaizing Energy Holding Company, LLC (“AEHC”), and Fagen, Inc. (“Fagen”) (sometimes collectively referred to as the “Parties”) with respect to the matters set forth herein relative to the letter agreement executed by the Parties on May 9, 2007 (the “Letter Agreement”).
Fro good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Paragraph 3 of the Letter Agreement which currently reads:
“3. if a valid Notice to Proceed is not received by Fagen on or before February 28, 2008, the Fagen may terminate the Letter of Intent and shall be entitled to collect and retain any and all payments owed by or previously paid by AEHC of its affiliated entities and subsidiaries to Fagen or Fagen Engineering, LLC relating to the Project;”
Shall be deleted in its entirety and replace with the following:
“3. if a valid Notice to Proceed is not received by Fagen on or before April 15, 2008, then Fagen may terminate the Letter of Intent and shall be entitled to collect and retain any and all payments owed by or previously paid by AEHC or its affiliated entities and subsidiaries to Fagen or Fagen Engineering, LLC relating to the Project;”

     If the foregoing terms accurately reflect your understanding and are acceptable to you, please sign and return an original counterpart of this letter to Ryan Manthey.

Yours sincerely,

Fagen, Inc.

/s/ Ron Fagen

By:	Ron Fagen
Title:	President and CEO
     Accepted and agreed to this 31 day of December, 2007.

Amaizing Energy Holding Company, LLC

/s/ Sam J. Cogdill By: Sam J. Cogdill
Title: Chairman CEO